Callaway Golf Company Announces 2010 Fourth Quarter and Annual Results

CARLSBAD, Calif., Jan. 25, 2011 /PRNewswire/ -- Callaway Golf Company (NYSE: ELY) today announced its financial results for the fourth quarter and full year ended December 31, 2010.

“Although the delayed golf industry recovery, along with some non-operational charges, unfavorably impacted our financial results for the fourth quarter and full year 2010, our underlying operational performance improved significantly in 2010 as we realized additional benefits from our gross margin initiatives, investments in emerging markets, and cost management initiatives,” commented George Fellows, President and Chief Executive Officer of  Callaway Golf Company.  “And while our financial results are not where we expect them to be when the golf industry does fully recover, we are encouraged by the progress we have made this year even though the golf industry declined in the United States by approximately 2% and 12% in 2010 and 2009, respectively, and by approximately that much internationally as well.  We expect that the improvements in gross margins this year and the positive trends in our full year operating results will continue into 2011.”

Full Year Results

Net Sales.  Net sales of $968 million, an increase of 2% compared to $951 million for the same period last year.  On a currency neutral basis, net sales would have been $939 million in 2010, a decrease of 1% compared to 2009.

Gross Profit. Gross profit of $365 million (38% of net sales), compared to $344 million (36% of net sales) for 2009. Gross profit for 2010 and 2009 includes charges associated with the Company’s Global Operations Strategy of $13 million and $6 million, respectively.

Operating Expenses. Operating expenses of $392 million (41% of net sales), compared to $374 million (39% of net sales) for 2009.  Operating expenses for 2010 include (i) a $7.5 million non-cash charge related to a reduction in the recorded book value of certain non-amortizing intangible assets acquired as part of the 2003 Top-Flite acquisition and (ii) $2 million of charges associated with the Company’s Global Operations Strategy.  There were no such charges in operating expenses in 2009.

Operating Results. Operating loss of $27 million, compared to an operating loss of $31 million in 2009.  The operating loss for 2010 includes (i) the $7.5 million non-cash Top-Flite intangible asset charge and (ii) charges in 2010 and 2009 associated with the Company’s Global Operations Strategy of $15 million and $6 million, respectively.

Earnings Results. A loss of $0.46 per share for 2010 and a loss of $0.33 per share for 2009.

  The loss per share for 2010 includes a loss of $0.08 per share related to the non-cash Top-Flite intangible asset charges.
  The loss per share includes charges in 2010 and 2009 for the Company’s Global Operations Strategy of $0.14 per share and $0.06 per share, respectively.
  Compared to 2009, the Company’s earnings were adversely affected in 2010 by an increase in other expense. This increase is attributable to mark-to-market charges of approximately $0.11 per share related to unfavorable changes in foreign currency.
  The Company’s preferred stock adversely affected the Company’s earnings by approximately $0.16 per share in 2010 as compared to $0.09 per share in 2009 as the preferred stock was not issued until June of 2009.

Fourth Quarter Results

Net Sales. Net sales of $186 million for each of 2010 and 2009. On a currency neutral basis, net sales would have been $181 million in 2010, a decrease of 3% compared to 2009.

Gross Profit. Gross profit of $56 million (30% of net sales), compared to $58 million (31% of net sales) for 2009.  Gross profit for 2010 and 2009 includes charges associated with the Company’s Global Operations Strategy of $6 million and $2 million, respectively.

Operating Expenses. Operating expenses of $98 million (53% of net sales), compared to $87 million (47% of net sales) for 2009.  Operating expenses for 2010 include (i) a $7.5 million non-cash charge related to Top-Flite intangible assets and (ii) $2 million of charges associated with the Company’s Global Operations Strategy.  There were no such charges in operating expenses in the fourth quarter of 2009.

Operating Results. Operating loss of $42 million, compared to an operating loss of $29 million in 2009. The operating loss for 2010 includes (i) the $7.5 million non-cash charge related to Top-Flite intangible assets and (ii) charges in 2010 and 2009 associated with the Company’s Global Operations Strategy of $7 million and $2 million, respectively.

Earnings Results. A loss of $0.54 per share for 2010 and a loss of $0.29 per share for 2009.

  The loss per share for 2010 includes a loss of $0.07 per share related to the non-cash Top-Flite charges.
  The loss per share includes charges in 2010 and 2009 for the Company’s Global Operations Strategy of $0.07 per share and $0.02 per share, respectively.
  Compared to 2009, the Company’s earnings were adversely affected in 2010 by an increase in other expense. This increase is attributable to mark-to-market charges of approximately $0.05 per share related to unfavorable changes in foreign currency.
  The Company’s earnings were adversely affected in 2010 by approximately $0.09 per share due to the impact of a lower effective tax benefit in the fourth quarter of 2010 compared to 2009.

“When the economic crisis hit the golf industry, we made the decision to weather the downturn with a balanced approach between tightly managing costs while continuing to invest in our business for the long-term,” commented Mr. Fellows.  “And even though the golf industry has taken longer than we expected to fully recover, we still believe this was the correct approach.  The investments we made, while adversely affecting 2009 and 2010 results, have already provided benefits and,  more importantly, have set the foundation for greater returns in 2011 and beyond."

“More specifically, in 2011, we expect to realize additional benefits from our investments in our emerging markets in China, Indonesia, and India, which collectively were up over 25% in 2010 compared to 2009, and in our soft goods and accessories category which was up 8% in 2010 compared to 2009,” continued Mr. Fellows. “We expect to realize further improvements in our gross margins primarily due to our continued investment in our global operations strategy, which yielded approximately $15 million in savings in 2010.  And we expect increased sales in 2011 due to our continued investment in research and development, including our new proprietary forged composite technology embedded in many of our 2011 products.  We are already receiving very favorable customer and media reviews on our new products for 2011, and we received more medals than any other golf manufacturer in Golf Digest’s 2011 product review.”

“In addition to these benefits from continued investment in our business, we are also encouraged by improving economic and market conditions,” explained Mr. Fellows. “The overall economic picture appears to be improving; the price discounting that was pervasive in 2009 was less in 2010; retail inventory levels are at reasonable levels; and we remain No. 1 or No. 2 in market share in almost all major product categories.  While 2011 will ultimately depend on the degree to which consumers return to purchasing golf equipment, given these improving conditions and the expected continued improvement in our operational performance, we are cautiously optimistic as we begin the new golf season.”

Business Outlook

The Company estimates sales in 2011 will improve to a range of approximately $980 million to $1.02 billion. The Company also estimates that pro forma gross margins for the year will improve to a range of approximately 41% to 43%, pro forma operating expenses for the year will be approximately $375 - $395 million, and pro forma earnings per share for the year will be approximately $0.15 to $0.25. The pro forma estimates exclude charges associated with the Company’s Global Operations Strategy.  These charges are estimated to be approximately $23 million (pre-tax), or $0.22 per share (after-tax), in 2011.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. PST today.  The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com.  To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast.  A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PST on Tuesday, February 1, 2011.  The replay may be accessed through the Internet at www.callawaygolf.com or by telephone by calling 1-800-642-1687 toll free for calls originating within the United States or 706-645-9291 for International calls.  The replay pass code is 36660319.

Disclaimer:  Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to a golf industry recovery, improving market conditions, the Company’s future performance, improvements in operating results, future benefits from investments in the Company’s emerging markets and soft goods and accessories businesses, the strength of the Company’s 2011 product line, and estimated 2011 sales, pro forma gross margins, operating expenses, and earnings, as well as additional charges and savings related to the Company’s global operations strategy initiatives, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995.  These estimates and statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various unknowns, including future changes in foreign currency exchange rates, consumer acceptance and demand for the Company’s products, the level of promotional activity in the marketplace, as well as future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions. Actual results may differ materially from those estimated or anticipated as a result of these unknowns or other risks and uncertainties, including continued compliance with the terms of the Company’s credit facility; delays, difficulties or increased costs in the supply of components needed to manufacture the Company’s products, in manufacturing the Company’s products, or in connection with the implementation of the Company’s planned global operations strategy initiatives or other future initiatives; adverse weather conditions and seasonality; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company’s products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements and the golf industry and the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Currency Neutral Basis:  This press release includes information regarding certain aspects of the Company’s financial results for the fourth quarter and full year 2010 that is presented on a “currency neutral basis.” This information estimates the impact of the effect of foreign currency translation on the Company’s 2010 results as compared to the same period in 2009.  This impact is derived by taking the Company’s 2010 local currency results and translating them into U.S. dollars based upon 2009 foreign currency exchange rates for the periods presented and does not include any other effect of changes in foreign currency rates on the Company’s results.

Regulation G:  This press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).  In addition to the GAAP results, the Company has provided certain financial information concerning its results, which includes certain financial measures not prepared in accordance with GAAP.  The non-GAAP financial measures included in the press release and attached schedules present certain of the Company’s financial results (i) on a “currency neutral basis,” (ii) excluding charges for the Company’s global operations strategy, (iii) excluding the effects of the $7.5 million Top-Flite intangible asset charge, and (iv) excluding interest, taxes, depreciation, amortization expenses, and the $7.5 million Top-Flite intangible asset charge (“Adjusted EBITDA”). These non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP.  These non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies.  Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provides additional useful information for investors as to the underlying performance of the Company’s business without regard to these items.  The Company has provided reconciling information within the press release and attached schedules.

About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf apparel, footwear and accessories, under the Callaway Golf®, Odyssey®, Top-Flite®, and Ben Hogan® brands in more than 110 countries worldwide. For more information please visit www.callawaygolf.com or shop.callawaygolf.com.

Contacts: Brad Holiday
Eric Struik
(760) 931-1771

(Logo:  http://photos.prnewswire.com/prnh/20091203/CGLOGO)

Callaway Golf Company
Consolidated Condensed Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$ 55,043	$ 78,314
Accounts receivable, net	144,643	139,776
Inventories	268,591	219,178
Deferred taxes, net	24,393	21,276
Income taxes receivable	10,235	19,730
Other current assets	41,703	34,713
Total current assets	544,608	512,987

Property, plant and equipment, net	129,601	143,436
Intangible assets, net	161,957	174,017
Other assets	48,813	45,490
Total assets	$ 884,979	$ 875,930

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 139,312	$ 118,294
Accrued employee compensation and benefits	26,456	22,219
Accrued warranty expense	8,427	9,449
Income tax liability	971	1,492
Total current liabilities	175,166	151,454

Long-term liabilities	13,967	14,594
Shareholders' equity	695,846	709,882
Total liabilities and shareholders' equity	$ 884,979	$ 875,930

Callaway Golf Company
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	December 31,
	2010	2009

Net sales	$ 185,528	$ 185,852
Cost of sales	130,004	127,695
Gross profit	55,524	58,157
Operating expenses:
Selling	55,620	56,581
General and administrative	25,314	21,690
Research and development	9,152	8,546
Impairment charge	7,547	-
Total operating expenses	97,633	86,817
Loss from operations	(42,109)	(28,660)
Other income (expense), net	(3,377)	1,963
Loss before income taxes	(45,486)	(26,697)
Income tax benefit	(13,231)	(11,142)
Net loss	(32,255)	(15,555)
Dividends on convertible preferred stock	2,625	2,625
Net loss allocable to common shareholders	$ (34,880)	$ (18,180)

Earnings (loss) per common share:
Basic	($0.54)	($0.29)
Diluted	($0.54)	($0.29)
Weighted-average common shares outstanding:
Basic	64,113	63,472
Diluted	64,113	63,472

	Year Ended
	December 31,
	2010	2009

Net sales	$ 967,656	$ 950,799
Cost of sales	602,160	607,036
Gross profit	365,496	343,763
Operating expenses:
Selling	257,285	260,597
General and administrative	90,884	81,487
Research and development	36,383	32,213
Impairment charge	7,547	-
Total operating expenses	392,099	374,297
Loss from operations	(26,603)	(30,534)
Other income (expense), net	(8,959)	931
Loss before income taxes	(35,562)	(29,603)
Income tax benefit	(16,758)	(14,343)
Net loss	(18,804)	(15,260)
Dividends on convertible preferred stock	10,500	5,688
Net loss allocable to common shareholders	$ (29,304)	$ (20,948)

Earnings (loss) per common share:
Basic	($0.46)	($0.33)
Diluted	($0.46)	($0.33)
Weighted-average common shares outstanding:
Basic	63,902	63,176
Diluted	63,902	63,176

Callaway Golf Company
Consolidated Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$ (18,804)	$ (15,260)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	40,949	40,748
Impairment charge	7,547	-
Deferred taxes, net	(3,788)	3,424
Non-cash share-based compensation	9,588	8,756
Loss (gain) on disposal of long-lived assets	177	(594)
Changes in assets and liabilities	(26,037)	5,797
Net cash provided by operating activities	9,632	42,871

Cash flows from investing activities:
Capital expenditures	(22,216)	(38,845)
Other investing activities	(2,581)	166
Net cash used in investing activities	(24,797)	(38,679)

Cash flows from financing activities:
Issuance of common stock	2,954	2,562
Issuance of preferred stock	-	140,000
Equity issuance cost	(54)	(6,031)
Dividends paid, net	(13,067)	(11,590)
Payments on credit facilities, net	-	(90,000)
Other financing activities	(650)	172
Net cash (used in) provided by financing activities	(10,817)	35,113

Effect of exchange rate changes on cash and cash equivalents	2,711	672
Net (decrease) increase in cash and cash equivalents	(23,271)	39,977
Cash and cash equivalents at beginning of period	78,314	38,337
Cash and cash equivalents at end of period	$ 55,043	$ 78,314

	Callaway Golf Company
	Consolidated Net Sales and Operating Segment Information
	(In thousands)
	(Unaudited)

	Net Sales by Product Category
	Quarter Ended				Year Ended
	December 31,		Growth/(Decline)		December 31,		Growth/(Decline)
	2010	2009(1)	Dollars	Percent	2010	2009(1)	Dollars	Percent
Net sales:
Woods	$ 40,779	$ 31,006	$ 9,773	32%	$ 225,438	$ 222,590	$ 2,848	1%
Irons	46,779	46,155	624	1%	223,773	232,935	(9,162)	-4%
Putters	18,739	26,923	(8,184)	-30%	106,178	98,134	8,044	8%
Golf balls	32,228	31,961	267	1%	176,475	178,450	(1,975)	-1%
Accessories and other	47,003	49,807	(2,804)	-6%	235,792	218,690	17,102	8%
	$ 185,528	$ 185,852	$ (324)	0%	$ 967,656	$ 950,799	$ 16,857	2%

(1) Certain prior period amounts have been restated to conform with the current period presentation

	Net Sales by Region
	Quarter Ended				Year Ended
	December 31,		Growth/(Decline)		December 31,		Growth/(Decline)
	2010	2009	Dollars	Percent	2010	2009	Dollars	Percent
Net sales:
United States	$ 78,587	$ 76,494	$ 2,093	3%	$ 468,214	$ 475,383	$ (7,169)	-2%
Europe	22,976	22,019	957	4%	130,106	134,508	(4,402)	-3%
Japan	44,558	49,102	(4,544)	-9%	164,810	162,695	2,115	1%
Rest of Asia	18,669	18,130	539	3%	89,455	76,963	12,492	16%
Other foreign countries	20,738	20,107	631	3%	115,071	101,250	13,821	14%
	$ 185,528	$ 185,852	$ (324)	0%	$ 967,656	$ 950,799	$ 16,857	2%

	Operating Segment Information
	Quarter Ended				Year Ended
	December 31,		Growth/(Decline)		December 31,		Growth/(Decline)
	2010	2009(1)	Dollars	Percent	2010	2009(1)	Dollars	Percent
Net sales:
Golf clubs	$ 153,300	$ 153,891	$ (591)	0%	$ 791,181	$ 772,349	$ 18,832	2%
Golf balls	32,228	31,961	267	1%	176,475	178,450	(1,975)	-1%
	$ 185,528	$ 185,852	$ (324)	0%	$ 967,656	$ 950,799	$ 16,857	2%

Income (loss) before income taxes:
Golf clubs	$ (11,751)	$ (4,779)	$ (6,972)	-146%	$ 44,269	$ 41,369	$ 2,900	7%
Golf balls	(5,546)	(9,400)	3,854	41%	(2,534)	(16,299)	13,765	-84%
Reconciling items (2)	(28,189)	(12,518)	(15,671)	-125%	(77,297)	(54,673)	(22,624)	-41%
	$ (45,486)	$ (26,697)	$ (18,789)	-70%	$ (35,562)	$ (29,603)	$ (5,959)	-20%

(1) Certain prior period amounts have been restated to conform with the current period presentation
(2) Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

Callaway Golf Company
Supplemental Financial Information
(In thousands, except per share data)
(Unaudited)

	Quarter Ended December 31,				Quarter Ended December 31,
	2010				2009

	Pro Forma Callaway Golf	Global Operations Strategy Initiatives	Impairment	Total as Reported	Pro Forma Callaway Golf	Global Operations Strategy Initiatives	Total as Reported
Net sales	$ 185,528	$ -	$ -	$ 185,528	$ 185,852	$ -	$ 185,852
Gross profit	61,049	(5,525)	-	55,524	60,031	(1,874)	58,157
% of sales	33%	n/a	n/a	30%	32%	n/a	31%
Operating expenses	88,497	1,589	7,547	97,633	86,817	-	86,817
Loss from operations	(27,448)	(7,114)	(7,547)	(42,109)	(26,786)	(1,874)	(28,660)
Other income (loss), net	(3,377)	-		(3,377)	1,963	-	1,963
Expense before income taxes	(30,825)	(7,114)	(7,547)	(45,486)	(24,823)	(1,874)	(26,697)
Income tax provision (benefit)	(7,771)	(2,706)	(2,754)	(13,231)	(10,369)	(773)	(11,142)
Net loss	(23,054)	(4,408)	(4,793)	(32,255)	(14,454)	(1,101)	(15,555)

Dividends on convertible preferred stock	2,625	-	-	2,625	2,625	-	2,625
Net loss allocable to common shareholders	$ (25,679)	$ (4,408)	$ (4,793)	$ (34,880)	$ (17,079)	$ (1,101)	$ (18,180)

Diluted earnings (loss) per share:	$ (0.40)	$ (0.07)	$ (0.07)	$ (0.54)	$ (0.27)	$ (0.02)	$ (0.29)
Weighted-average shares outstanding:	64,113	64,113	64,113	64,113	63,472	63,472	63,472

	Year Ended December 31,				Year Ended December 31,
	2010				2009

	Pro Forma Callaway Golf	Global Operations Strategy Initiatives	Impairment	Total as Reported	Pro Forma Callaway Golf	Global Operations Strategy Initiatives	Total as Reported
Net sales	$ 967,656	$ -	$ -	$ 967,656	$ 950,799	$ -	$ 950,799
Gross profit	378,323	(12,827)	-	365,496	349,919	(6,156)	343,763
% of sales	39%	n/a	n/a	38%	37%	n/a	36%
Operating expenses	382,563	1,989	7,547	392,099	374,297	-	374,297
Loss from operations	(4,240)	(14,816)	(7,547)	(26,603)	(24,378)	(6,156)	(30,534)
Other expense, net	(8,959)	-	-	(8,959)	931	-	931
Expense before income taxes	(13,199)	(14,816)	(7,547)	(35,562)	(23,447)	(6,156)	(29,603)
Income tax provision (benefit)	(8,369)	(5,635)	(2,754)	(16,758)	(11,921)	(2,422)	(14,343)
Net loss	(4,830)	(9,181)	(4,793)	(18,804)	(11,526)	(3,734)	(15,260)

Dividends due to preferred shareholders	10,500	-	-	10,500	5,688	-	5,688
Net loss allocable to common shareholders	$ (15,330)	$ (9,181)	$ (4,793)	$ (29,304)	$ (17,214)	$ (3,734)	$ (20,948)

Diluted earnings (loss) per share:	$ (0.24)	$ (0.14)	$ (0.08)	$ (0.46)	$ (0.27)	$ (0.06)	$ (0.33)
Weighted-average shares outstanding:	63,902	63,902	63,902	63,902	63,176	63,176	63,176

	2010 Trailing Twelve Months Adjusted EBITDA						2009 Trailing Twelve Months Adjusted EBITDA
Adjusted EBITDA:	Quarter Ended						Quarter Ended
	March 31,	June 30,		September 30,	December 31,		March 31,	June 30,	September 30,	December 31,
	2010	2010		2010	2010	Total	2009	2009	2009	2009	Total
Net income (loss)	$ 20,303	$ 11,465		$ (18,317)	$ (32,255)	$ (18,804)	$ 6,812	$ 6,912	$ (13,429)	$ (15,555)	$ (15,260)
Interest expense (income), net	706	(1,066)		(1,234)	(444)	(2,038)	(123)	551	(46)	(435)	(53)
Income tax provision (benefit)	9,641	8,932		(22,100)	(13,231)	(16,758)	4,248	3,859	(11,308)	(11,142)	(14,343)
Depreciation and amortization expense	9,949	9,606		10,687	10,707	40,949	9,944	10,172	10,128	10,504	40,748
Impairment charge	-	-		-	7,547	7,547	-	-	-	-	-
Adjusted EBITDA	$ 40,599	$ 28,937	-	$ (30,964)	$ (27,676)	$ 10,896	$ 20,881	$ 21,494	$ (14,655)	$ (16,628)	$ 11,092

CONTACT:  Brad Holiday, or Eric Struik, both of Callaway Golf, +1-760-931-1771